Exhibit 99.1

For Immediate Release

SL INDUSTRIES, INC. ANNOUNCES FINANCIAL RESULTS FOR
ITS THIRD QUARTER ENDED SEPTEMBER 30, 2009

MT. LAUREL, NEW JERSEY, November 12, 2009 . . . SL INDUSTRIES, INC. (NYSE AMEX:SLI) announced today that net sales for the third quarter ended September 30, 2009 were $36,379,000, compared to $46,242,000 for the third quarter last year, a decrease of $9,863,000, or 21%.  Income from continuing operations was $1,876,000, or $0.31 per diluted share, compared to income from continuing operations of $872,000, or $0.15 per diluted share, for the same period in 2008.

Net sales from continuing operations for the nine months ended September 30, 2009 were $107,568,000, compared to net sales of $140,338,000 for the nine months ended September 30, 2008, a decrease of $32,770,000, or 23%. Income from continuing operations for the nine months ended September 30, 2009 was $1,774,000, or $0.30 per diluted share, compared to income from continuing operations of $4,218,000, or $0.71 per diluted share, for the same period last year.

Loss from discontinued operations, net of tax, was $440,000 for the first nine months of 2009, compared to loss from discontinued operations, net of tax, of $1,650,000 for the same period last year. Loss from discontinued operations, net of tax, decreased from an unusually large third quarter 2008 charge to remediate the site of the former chrome plating operations of a disposed subsidiary. As a result, for the nine month period ended September 30, 2009, the Company recorded net income of $1,334,000, or $0.22 per diluted share, compared to net income of $2,568,000, or $0.43 per diluted share, for the same period last year.

The Company’s four business segments reported mixed results under challenging market conditions for the first nine months of the year. SL Power Electronics Corp. recorded net sales of $39,529,000 and operating income of $62,000, as compared to net sales of $57,194,000 and operating income of $998,000 for the same period in 2008. The High Power Group recorded net sales of $33,127,000 and operating income of $2,450,000, as compared to net sales of $44,499,000 and operating income of $4,678,000 for the same period last year. SL Montevideo Technology, Inc. recorded net sales of $20,542,000 and operating income of $3,071,000, as compared to net sales of $21,231,000 and operating income of $2,734,000 for the first nine months of 2008. And RFL Electronics Inc. recorded net sales of $14,370,000 and operating income of $990,000, as compared to net sales of $17,414,000 and operating income of $1,547,000, for the same period last year.

Engineering and product development expenses for the first nine months of 2009 decreased by $1,417,000, or approximately 14%, as compared to the same period last year. This decrease was primarily attributable to SL Power Electronics Corp., which decreased staff in the process of consolidating two design centers in the fourth quarter of 2008, incurred lower consulting expenses and received greater non-recurring engineering fees for new programs with original equipment manufacturers.

The Company reported net new orders of $34.9 million in the third quarter of 2009, compared to net new orders of $42.9 million in the third quarter of 2008. Net new orders for the nine-month period ended September 30, 2009 decreased $37.2 million from the same period last year. Backlog at September 30, 2009 was $50.0 million, as compared to $57.6 million a year earlier.

Commenting on the results, James Taylor, Chief Executive Officer and President of SL Industries, Inc. said, “Overall market demand remained constant over the third quarter; however, bookings remain volatile on a month-to-month basis. Customers are maintaining very low inventory levels and requiring shortened lead-times in order to minimize their exposure in the current economic environment. Capital investment in all of the Company’s served markets is severely depressed. Given these circumstances, it is difficult to forecast any significant improvement in the near term.”

“Our market analysis continues to indicate that depressed market demand is widespread and pervasive. Customers, suppliers and competitors are all reporting sharply lower bookings and sales compared to prior year. In anticipation of a prolonged recession, we effected contingency plans in the first quarter to reduce the Company’s cost structure and lower its breakeven point. With an intense focus on internal improvement, management also accelerated several lean manufacturing programs throughout the organization to increase productivity. The Company’s results in the third quarter reflect these actions, as earnings increased on sharply decreased revenue.”

Taylor elaborated, “Most of the Company’s cost cutting efforts have concerned its Power Electronics Group (consisting of SL Power Electronics Corp., Teal Electronics Corp. and MTE Corporation). Manufacturing payroll, facility costs and operating expenses all have been substantially reduced over the course of the year. These measures have been implemented without sacrificing customer service, product quality or strategic product development programs. As a result, in the third quarter 2009, the Power Electronics Group recorded an operating profit increase of $741,000 (66%), despite a sales decrease of $9,038,000 (27%), when compared to the third quarter 2008.”

Taylor continued, “SL Montevideo Technology experienced lower demand in the commercial aerospace and industrial markets, offset by accelerated orders for certain military programs. Two years ago SL-MTI implemented fundamental changes to its operating plan, which continue to generate improvements to its manufacturing productivity, cost structure and investment return. Despite slightly lower sales, operating profit has increased 12% for the year.”

“RFL Electronics also reported sharply decreased sales to utility customers. As previously reported, it appears the utility industry is suspending many capital improvement projects in anticipation of new federal energy legislation. Nevertheless, demand for RFL products is relatively inelastic over the short-term and we believe RFL will benefit from current proposals to develop a “smart energy grid” in the United States. Additionally, market reaction to the new Ethernet substation communications product has been very favorable since its introduction in the first quarter.”

Taylor stated, “Corporate and other expenses, which relate to corporate administration, strategic management and oversight, capital financing, risk management, corporate governance and controls, legal and litigation activities and public reporting expenses were $4,257,000 for the nine months ended September 30, 2009, as compared to $3,502,000 for the same period in 2008. This increase was largely caused by a slight charge for a non-cash compensation expense and an insurance premium for the nine months ended September 30, 2009, compared to a non-cash compensation benefit and insurance premium favorable adjustment for the same period last year. Corporate and other expenses decreased by 12%, when comparing the third quarters of 2009 and 2008.”

Taylor added, “Throughout the current economic downturn it has been management’s mission to reduce the Company’s cost structure while improving operations and aggressively targeting and investing in select customer opportunities. We expect 2010 to continue to be challenging and will prudently manage the Company’s operations to limit its exposure to macro-economic risk. For the first nine months of 2009, the Company’s current assets, not including cash, have been reduced by $5,449,000 (10%) and cash flow from continuing operations has increased by $2,503,000 (61%) from prior year. As of September 30, 2009, the Company maintained a cash balance, net of outstanding letters of credit, of $4,218,000, with no outstanding bank debt.”

Taylor concluded, “Despite this challenging environment, we expect the Company to emerge from this slowdown in a superior competitive position. Throughout this downturn, we have not sacrificed strategic product development. In each of its served markets, SL Industries will continue to offer engineered product offerings and customer value of the highest caliber. Due to the hard work and dedication of its employees, we believe the Company’s strategic outlook remains excellent.”

About SL Industries, Inc.
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
David Nuzzo, Chief Financial Officer
E-mail:  David.Nuzzo@slindustries.com
Phone:  856-727-1500, ext. 5515
Facsimile:  856-727-1683

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,867	$504
Receivables, net	22,021	25,496
Inventories, net	19,580	21,578
Other current assets	6,087	6,063
Total current assets	52,555	53,641

Property, plant and equipment, net	9,722	10,648
Intangible assets, net	27,926	28,600
Other assets	8,426	8,397
Total assets	$98,629	$101,286

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$22,550	$26,419
Long term debt	0	0
Other liabilities	9,405	10,007
Shareholders' equity	66,674	64,860
Total liabilities and shareholders' equity	$98,629	$101,286

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008		2009	2008

Net sales	$36,379	$46,242		$107,568	$140,338

Cost and expenses:
Cost of products sold	23,921	32,052		71,825	96,321
Engineering and product development	2,813	3,456		9,037	10,454
Selling, general and administrative	6,452	7,984		21,229	23,825
Depreciation and amortization	794	924		2,611	2,765
Restructuring charges	16	518		550	518
Total cost and expenses	33,996	44,934		105,252	133,883

Income from operations	2,383	1,308		2,316	6,455
Other income (expense):
Amortization of deferred financing costs	(68)	-		(163)	(44)
Interest income	1	9		7	24
Interest expense	(18)	(42)		(64)	(211)

Income from continuing operations before income taxes.	2,298	1,275		2,096	6,224

Income tax provision	422	403		322	2,006
Income from continuing operations	1,876	872		1,774	4,218
(Loss) from discontinued operations, net of tax	(157)	(1,196)		(440)	(1,650)
Net income (loss)	$1,719	$(324)		$1,334	$2,568

Basic net income (loss) per common share
Income from continuing operations	$0.31	$0.15		$0.30	$0.72
(Loss) from discontinued operations, net of tax	(0.03)	(0.20)		(0.07)	(0.28)
Net income (loss)	$0.28	$(0.06	) *	$0.22 *	$0.44

Diluted net income (loss) per common share
Income from continuing operations	$0.31	$0.15		$0.30	$0.71
(Loss) from discontinued operations, net of tax	(0.03)	(0.20)		(0.07)	(0.28)
Net income (loss)	$0.28	$(0.05)		$0.22 *	$0.43

Shares used in computing basic net income (loss)
per common share	6,036	5,871		5,991	5,862
Shares used in computing diluted net income (loss)
per common share	6,050	5,939		5,996	5,959

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$1,719	$(324)	$1,334	$2,568
Other comprehensive (loss), net of tax:
Foreign currency translation	14	27	5	(235)
Comprehensive income (loss)	$1,733	$(297)	$1,339	$2,333

* Earnings per share does not total due to rounding.

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2009	2008
OPERATING ACTIVITIES
Net income	$1,334	$2,568
Adjustment for losses from discontinued operations	440	1,650
Income from continuing operations	1,774	4,218
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	1,601	1,650
Amortization	1,010	1,115
Amortization of deferred financing costs	163	44
Other non-cash adjustments	(302)	96
Changes in operating assets and liabilities, excluding effects of business acquisition	2,384	(2,996)
Net cash provided by operating activities from continuing operations	6,630	4,127
Net cash (used in) operating activities from discontinued operations	(1,529)	(965)
NET CASH PROVIDED BY OPERATING ACTIVITIES	5,101	3,162

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(720)	(1,446)
Purchases of other assets	(68)	(743)
NET CASH (USED IN) INVESTING ACTIVITIES	(788)	(2,189)

FINANCING ACTIVITIES
Payments of deferred financing costs	(250)	-
Net (payments of) proceeds from Revolving Credit Facility	-	(1,882)
Other stock activity	288	400
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	38	(1,482)
Effect of exchange rate changes on cash	12	(224)
NET CHANGE IN CASH AND CASH EQUIVALENTS	4,363	(733)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	504	733
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,867	$-

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$64	$313
Income taxes	$174	$528